Exhibit 10.2

EXECUTION VERSION

INVESTMENT AND EXCHANGE AGREEMENT (SPONSORS)

INVESTMENT AND EXCHANGE AGREEMENT (SPONSORS), dated as of June 3, 2010 (this “Agreement”), among HARRAH’S ENTERTAINMENT, INC., a Delaware corporation (“HET”), Harrah’s BC, Inc., a Delaware corporation and wholly-owned subsidiary of HET (“BondCo”), APOLLO MANAGEMENT VI, L.P., on behalf of certain affiliated investment funds (collectively, “Apollo”), and TPG CAPITAL, L.P., on behalf of certain affiliated investment funds (collectively, “TPG”; collectively with Apollo, “Sponsors”).

WHEREAS, Harrah’s Operating Company, Inc., a wholly-owned subsidiary of HET (“HOC”), has outstanding, among other things, indebtedness in the form of 5.625% Senior Notes due 2015, 6.5% Senior Notes due 2016 and 5.75% Senior Notes due 2017 (collectively, the “Subject Bonds”);

WHEREAS, BondCo currently owns approximately $854 million in aggregate principal amount of Subject Bonds as set forth on Schedule I, which were acquired by BondCo through tender offers and/or repurchases;

WHEREAS, each Sponsor currently owns approximately $52,517,000 in aggregate principal amount of Subject Bonds (for the avoidance of doubt, an aggregate principal amount equal to $105,033,000 between both Sponsors) as set forth on Schedule I (collectively, the “Existing Sponsor Bonds”);

WHEREAS, Sponsors desire to purchase from BondCo, and each of HET and BondCo desire that BondCo sell to Sponsors, the aggregate principal amount of Subject Bonds held by BondCo set forth on Schedule I (collectively, the “Additional Sponsor Bonds,” and together with the Existing Sponsor Bonds, the “Sponsor Bonds”), in the respective maturities and for the purchase price set forth on Schedule I (“Bond Purchase Price”);

WHEREAS, the sale of the Additional Sponsor Bonds by BondCo to the Sponsors will be registered under the Securities Act (as defined below) pursuant to the Bond Registration Statement (as defined below) and the Prospectus (as defined below);

WHEREAS, Sponsors desire to exchange, and HET desires to allow the exchange of, the Sponsor Bonds for voting common stock, $0.01 par value per share, of HET (“New Voting Stock”) at the Applicable Exchange Ratio (as defined below), upon the terms and subject to the conditions set forth herein, including receipt of any required gaming and other regulatory approvals (but not, for the avoidance of doubt, the effectiveness of a registration statement registering the resale of shares of New Voting Stock pursuant to the Investor Agreement, as defined below).

WHEREAS, certain investment funds and accounts managed by Paulson & Co. Inc., a Delaware corporation (collectively, “Investor”), currently own $177,925,000 in aggregate principal amount of Subject Bonds (collectively, the “Existing Investor Bonds”);

WHEREAS, concurrently with Sponsors’ purchase of the Additional Sponsor Bonds, and pursuant to the Investor Agreement (as defined below), Investor will purchase from BondCo (the “Additional Investor Bond Purchase”) the aggregate principal amount of Subject Bonds held by BondCo set forth on Schedule I (collectively, the “Additional Investor Bonds,” and together with the Existing Investor Bonds, the “Investor Bonds”), in the respective maturities set forth on Schedule I, and all at the Bond Purchase Price.

WHEREAS, Investor desires to exchange the Investor Bonds for New Voting Stock (the “Investor Exchange”) at the Applicable Exchange Ratio, upon the terms and subject to the conditions set forth in the Investor Agreement, including receipt of any required gaming and other regulatory approvals, and the effectiveness of a registration statement registering the resale by the Investor pursuant to the Securities Act of such shares of New Voting Stock and shares of New Voting Stock that may be issued in exchange for Additional Investor Bonds (the “Registration”);

WHEREAS, to effect the exchange of Subject Bonds for New Voting Stock, (i) HET will transfer to BondCo shares of New Voting Stock, and (ii) BondCo will exchange the same for Subject Bonds from Investor and Sponsors at the Exchange Ratio and as otherwise described herein, and in a manner expected to be exempt from registration under United States securities laws (the “Exchange”);

WHEREAS, upon and subject to receipt of the Regulatory Approvals, and prior to and in connection with the Registration (with respect to Investor only) and the Exchange, HET will effect the Reclassification (as defined below);

WHEREAS, if the Regulatory Approvals are not obtained on or prior to the Regulatory Termination Date (as defined below), the Exchange will not be consummated, and no Subject Bonds will be exchanged for New Voting Stock or any other security;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, HET, BondCo and Sponsors hereby agree as follows:

ARTICLE 1

DEFINED TERMS; INTERPRETATION

1.1 Defined Terms. As used herein, the following terms have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Applicable Exchange Ratio” means the exchange ratio set forth on Schedule I.

“Bond Registration Statement” means the Registration Statement on Form S-1 of HET and HOC, SEC file number 333-163368, as originally declared effective by the SEC on December 17, 2009, as amended through the date hereof.

“Closing Date” means the date on which the Closing occurs.

“Consents” means all consents, waivers, approvals, requirements, allowances, novations, authorizations, declarations, filings, registrations and notifications.

“Contract” means any binding agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto.

“Exchange Act” the U.S. Securities Exchange Act of 1934, as amended.

“Governmental Entity” means, in any jurisdiction, any (i) federal, state, local, foreign or international government; (ii) court, arbitral or other tribunal; (iii) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity); or (iv) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Indebtedness” means, as to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of any property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to any property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) all guaranteed obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien, security interest or encumbrance on any property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other Person to the extent such Person is liable therefor.

“Investor Agreement” means that certain Investment and Exchange Agreement, dated as of the date hereof, among Investor, HET and BondCo.

“Law” means all laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, orders, decisions, subpoenas, verdicts and licenses of all Governmental Entities.

“Material Adverse Effect” means a material adverse effect on (x) the business, assets, liabilities, properties, results of operations or financial condition of HET and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following constitute a Material Adverse Effect: (i) any occurrence, condition, change, event or effect resulting from or relating to changes in general economic or financial market conditions, except in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on HET and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the gaming industry, (ii) any occurrence, condition, change, event or effect that affects the gaming industry generally (including regulatory changes affecting the gaming industry generally), except in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on HET and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the gaming industry, (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of war or the occurrence of any natural disasters and acts of terrorism, except in the event, and only to the extent, of any damage or destruction to or loss of HET’s or its Subsidiaries’ physical properties, (iv) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions, (v) any change in generally accepted accounting principles, or in the interpretation thereof, as imposed upon HET, its Subsidiaries or their respective businesses or any change in Law, or in the interpretation thereof, except in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on HET and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the gaming industry or (vi) any occurrence, condition, change, event or effect resulting from compliance by HET and its Subsidiaries with the terms of this Agreement and each other agreement in connection herewith and therewith; (y) solely for purposes of the condition set forth in Section 5.2(c)(ii)(C), the ability of HET or BondCo to consummate the Transactions, other than the sale of the Additional Sponsor Bonds to Sponsors; or (z) solely for purposes of the condition set forth in Section 6.2(c), the ability of HET or BondCo to consummate the sale of the Additional Sponsor Bonds to Sponsors.

“Permits” means all Consents, licenses, permits, certificates, authorizations, registrations, waivers, variances, exemptions, franchises and other approvals issued, granted, given, required or otherwise made available by any Governmental Entity.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, associate, trust, Governmental Entity or other entity or organization.

“Prospectus” means HOC’s Prospectus, dated as of May 24, 2010, SEC file number 333-163368, relating to the Subject Bonds.

“Recapitalization” means any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other substantially similar transaction.

“Reclassification” means the reclassification of HET’s existing non-voting and voting common stock such that the existing voting stock is cancelled, and the existing non-voting common stock is converted into New Voting Stock.

“Regulatory Approvals” means all Permits, findings of suitability, franchises and entitlements issued or issuable by any Regulatory Authority or under any Regulatory Law which are necessary to permit the consummation of the Exchange (including the Reclassification and the issuance of New Voting Stock).

“Regulatory Authority” means any Governmental Entity with regulatory control or jurisdiction over the ownership or conduct of lawful gaming or gambling or otherwise applicable to HET and its Subsidiaries.

“Regulatory Law” means any federal, state, local or foreign Law, Permit, registration, finding of suitability, approval or other authorization (including any condition or limitation placed thereon) governing or relating to gaming and the conduct of gaming activities and other operations of HET and its Subsidiaries (including all Laws relating to related regulated activities such as liquor, cabaret, horse racing and the like).

“Regulatory Termination Date” means, if the Regulatory Approvals have not been obtained by such date, the nine (9) month anniversary of the date of submission of the Required Regulatory Filings (as defined below) (for the avoidance of doubt, with the result that any Subject Bonds then held by Sponsors will not be exchanged for New Voting Stock or any other security).

“Relevant Casino” means any casino owned by HET or any of its Subsidiaries within the continental United States that has aggregate gaming floor space greater than or equal to 25,000 square feet.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), (i) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (ii) has the power to elect a majority of the board of directors or similar governing body or (iii) has the power to direct the business and policies.

A Person is deemed to have effected a “Transfer” of a security if such Person directly or indirectly (i) sells, offers to sell, pledges, encumbers, hypothecates, grants an option or engages in any short sale with respect to, transfers or disposes of such security or any interest in such security to any Person, (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person, or (iii) reduces such Person’s beneficial ownership of, or interest in, such security.

1.2 Other Interpretive Provisions. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection, Section, Exhibit, Annex and Schedule references are to those of this Agreement unless otherwise specified. The term “including” is not limiting and means “including without limitation.” The word “or” is not exclusive. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE 2

PURCHASE OF ADDITIONAL SPONSOR BONDS

2.1 Purchase. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), each Sponsor, severally and not jointly, shall purchase and accept from BondCo, and BondCo shall sell, assign, transfer and deliver to each Sponsor, such Sponsor’s respective Additional Sponsor Bonds, free and clear of all encumbrances.

2.2 Consideration. At the Closing, in consideration for the sale of the Additional Sponsor Bonds, each Sponsor shall pay or cause to be paid to BondCo or its designee the cash purchase price set forth on Schedule I, by wire transfer of immediately available funds to an account or accounts previously designated by BondCo to Sponsors.

2.3 Closing. The consummation of the purchase and sale of the Additional Sponsor Bonds (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, NY 10036 (or at any other location agreed upon by the parties hereto) on the business day (or on such other date as is agreed to among the parties) on which the satisfaction or waiver of the conditions set forth in Article 6 (other than any conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) is obtained, which shall in no event be less than fifteen (15) business days following the date hereof.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF HET AND BONDCO

Except as otherwise disclosed or incorporated by reference in the SEC Filings (as defined below) or Prospectus, each of HET and BondCo, jointly and severally, represents and warrants, as of the date hereof and as of the Closing Date, to each Sponsor as follows:

3.1 Organization, Power and Authority. Each of HET and BondCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of HET and BondCo has all requisite corporate power and authority to execute, deliver and perform the terms of this Agreement and to consummate the transactions contemplated by this Agreement (collectively, the “Transactions”) and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

3.2 Subsidiaries. Each of BondCo and HOC are wholly-owned Subsidiaries of HET.

3.3 Due Execution; Enforceability. This Agreement has been duly and validly executed and delivered by each of HET and BondCo and constitutes the legal, valid and binding obligation of each of HET and BondCo, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors’ rights and general principles of equity.

3.4 No Conflicts. Neither the execution and delivery by HET or BondCo of this Agreement, the compliance by HET or BondCo with the terms and conditions hereof, nor the consummation by HET or BondCo of the Transactions will (i) violate, result in a breach of, or constitute a default under their respective certificates of incorporation or bylaws, (ii) violate, result in a breach of, or constitute a default under (with or without notice or lapse of time, or both), in each case in any material respect, any Contract, judgment, order or decree to which HET, HOC or BondCo is a party or is otherwise bound or give to others any material rights or interests (including rights of purchase, termination, cancellation or acceleration) under any such agreement or instrument or (iii) assuming all Regulatory Approvals have been obtained and are effective, conflict with or violate in any material respect any applicable Laws (including Regulatory Laws).

3.5 Ownership. BondCo is the sole, lawful owner of record and beneficially of the Additional Sponsor Bonds, and has good and marketable title to the Additional Sponsor Bonds, free and clear of any encumbrances. At the Closing, BondCo will transfer, and HET will cause BondCo to transfer, to each Sponsor good and marketable title to such Sponsor’s respective Additional Sponsor Bonds, free and clear of all encumbrances. There are no contracts or other agreements between or among BondCo, HOC, HET and any other Person that would conflict with, restrict or prohibit BondCo’s ability to transfer the Additional Sponsor Bonds to Sponsors as described herein. Without limiting the generality of the foregoing, except as provided herein, neither BondCo nor HET has pledged, hypothecated or granted any security interest in the Additional Sponsor Bonds or entered into any purchase, participation, option, call or put agreement or arrangement with respect to the Additional Sponsor Bonds.

3.6 Consents. Except for the Regulatory Approvals, no consents, approvals, permits, orders or authorizations of, exemptions, reviews or waivers by, or notices, reports, filings, declarations or registrations with, any Governmental Entity, Regulatory Authority or of, by or with any other Person are required to be made or obtained by HET or any of its Subsidiaries in connection with the execution, delivery and performance by HET and its Subsidiaries of this Agreement or the consummation of the Transactions, other than those that, individually or in the aggregate, are not material. Except for the Regulatory Approvals, and approvals necessary for the Registration and listing on a national securities exchange, no consents, approvals, permits, orders or authorizations of, exemptions, reviews or waivers by, or notices, reports, filings, declarations or registrations with, any Governmental Entity, Regulatory Authority or of, by or with any other Person are required to be made or obtained by HET or any of its Subsidiaries in connection with the execution, delivery and performance by HET and its Subsidiaries of the transactions contemplated by the Investor Agreement, other than those that, individually or in the aggregate, are not material.

3.7 Capitalization. As of the date hereof, HET has 60,560,806.86 shares of non-voting common stock, $0.01 par value per share, issued and outstanding, all of which were validly issued, fully paid and non-assessable

3.8 Intentionally Omitted.

3.9 No Impairment.

(a) The Additional Sponsor Bonds were duly authorized, validly issued and are outstanding under the indentures governing such Subject Bonds. The Additional Sponsor Bonds and the Credit Documents (as defined below) constitute binding obligations of HOC, enforceable against HOC in accordance with their respective terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors’ rights and general principles of equity.

(b) BondCo has not given its consent to change, nor has it waived, any material term or provision of any indenture, note, guaranty, security agreement or other agreement governing or executed and delivered in connection with the Additional Sponsor Bonds (collectively, the “Credit Documents”), including with respect to the amount or time of any payment of principal or the rate or time of any payment of interest.

(c) BondCo has not engaged in any acts or conduct or made any omissions that will result in any Sponsor receiving proportionately less in payments or distributions under, or less favorable treatment (including the timing of payments or distributions) for, the Additional Sponsor Bonds than is received by other holders of Subject Bonds.

(d) BondCo is not a party to, or bound by, any Contract that would materially and adversely affect any Sponsor’s rights and remedies under the Additional Sponsor Bonds or this Agreement.

(e) HOC is not in material violation of or in default under, and no event has occurred or exists that, with notice or lapse of time or both, would constitute a default under, any provision of the Credit Documents.

3.10 Company Reports and Financial Statements.

(a) HET and each of its Subsidiaries has filed or furnished, as applicable, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act (collectively, “SEC Filings”) since December 31, 2007 (the SEC Filings since December 31, 2007 and through the date hereof, including any amendments thereto, the “Company Reports”). As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), each of the Company Reports, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) HET’s consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports were prepared (i) in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required under the rules of the SEC to be in compliance with GAAP) and (ii) in compliance as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of HET and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which were not, individually or in the aggregate, material to HET and its consolidated Subsidiaries taken as a whole).

3.11 Insolvency. Neither HET nor any of its Subsidiaries has, within the five (5) years prior to the date hereof, taken any steps to seek protection pursuant to any bankruptcy law, nor does HET or any of its Subsidiaries have any actual knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. Neither HET nor any of its Subsidiaries is, or will be as a result of the consummation of the Transactions, Insolvent (as defined below). BondCo has no liabilities other than those arising under this Agreement. “Insolvent” means, with respect to any Person, (i) that such Person’s financial condition is such that the sum of such Person’s Indebtedness is greater than all of such Person’s property at a fair valuation, (ii) that such Person intended to incur, or believed that it would incur, Indebtedness that would be beyond such Person’s ability to pay as such Indebtedness matured or (iii) that such Person was engaged in a business or a transaction, or was about to engage in business or a transaction, for which any property remaining with such Person was an unreasonably small capital.

3.12 No Default. Neither HET nor any of its Subsidiaries are in default, nor has there been an event of default, and no event has occurred or exists that, with notice or lapse of time or both, would constitute such an event of default, with respect to (i) the Credit Agreement dated as of January 28, 2008, as amended by the Amendment and Waiver dated as of June 3, 2009 and the Incremental Facility Amendment dated as of September 26, 2009 (the “Credit Agreement”), among HET (as successor in interest to Hamlet Merger Inc.), HOC, Bank of America, N.A., as administrative agent and collateral agent, and the other parties party thereto, (ii) the Real Estate Facility (as defined in the Credit Agreement), (iii) the 11.25% senior secured notes due 2017 issued by HOC, (iv) the 10.00% second-priority senior secured notes due 2015 and 10.00% second-priority senior secured notes due 2018 issued by HOC on December 24, 2008, (v) the 10.00% second-priority senior secured notes due 2018 issued by HOC on April 15, 2009, (vi) the 12.75% second-priority senior secured notes due 2018 issued by HOC, (vii) the 10.75% senior notes due 2016 and the 10.75%/11.5% senior toggle notes due 2018 issued by HOC, (viii) that certain term loan agreement dated as of July 31, 2009, among Chester Downs and Marina, LLC, Citibank, N.A. and the lenders party thereto, (ix) that certain amended and restated loan agreement, dated as of February 19, 2010, among PHW Las Vegas, LLC and Wells Fargo Bank, N.A., (x) the 5.375% Senior Notes due 2013 issued by HOC; (xi) the 5.625% Senior Notes due 2015 issued by HOC; (xii) the 6.500% Senior Notes due 2016 issued by HOC; (xiii) the 5.750% Senior Notes due 2017 issued by HOC and (xiv) any other Indebtedness of HET or any of its Subsidiaries in excess of $100,000,000 (collectively, the “Material Indebtedness”).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SPONSORS

Each Sponsor, severally and not jointly, represents and warrants, as of the date hereof and as of the Closing Date, to each of HET and BondCo as follows:

4.1 Power and Authority. Such Sponsor is duly organized, validly existing and in good standing under the laws of the state of its organization. Such Sponsor has all requisite limited partnership power and authority to execute, deliver and perform the terms of this Agreement and to consummate the Transactions and has taken all necessary limited partnership action to authorize the execution, delivery and performance of this Agreement.

4.2 Due Execution; Enforceability. This Agreement has been duly and validly executed and delivered by such Sponsor and constitutes the legal, valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with its terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors’ rights and general principles of equity.

4.3 No Conflicts; Consents. Neither the execution and delivery by such Sponsor of this Agreement, the compliance by such Sponsor with the terms and conditions hereof, nor the consummation by such Sponsor of the Transactions will (i) violate, result in a breach of, or constitute a default under their respective certificates of limited partnership or bylaws, if any, (ii) violate, result in a breach of, or constitute a default under (with or without notice or lapse of time, or both), in each case in any material respect, any agreement, instrument, judgment, order or decree to which such Sponsor is a party or is otherwise bound or give to others any material rights or interests (including rights of purchase, termination, cancellation or acceleration) under any such agreement or instrument or (iii) assuming all Regulatory Approvals have been obtained and are effective, conflict with or violate in any material respect any applicable Laws (including Regulatory Laws). The execution, delivery and performance of this Agreement by such Sponsor and the consummation of the Transactions do not and will not require any Permit of, or filing with or notification to, any Governmental Entity except, as applicable, (i) Regulatory Approvals and (ii) requirements under the Exchange Act and the rules and regulations promulgated thereunder.

4.4 Ownership. Such Sponsor is the lawful owner of record and beneficially of such Sponsor’s respective Existing Sponsor Bonds, and has good and marketable title to such Sponsor’s respective Existing Sponsor Bonds, free and clear of any encumbrances, except for encumbrances created by this Agreement. There are no contracts or other agreements between or among such Sponsor and any other Person that would conflict with, restrict or prohibit such Sponsor’s ability to exchange such Sponsor’s respective Existing Sponsor Bonds as described herein.

4.5 Investment Representations. Such Sponsor is an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act) and a “qualified institutional buyer” (as defined in Rule 144A promulgated under the Securities Act) and has generally such knowledge and experience in business and financial matters and with respect to investments in securities of privately held companies so as to enable such Sponsor to understand and evaluate the risks and benefits of its investment in the Additional Sponsor Bonds (and, by virtue of such Sponsor’s agreement to effect the exchange of the same as described herein, the New Voting Stock). HET has provided such Sponsor with such disclosure with respect to the operations, business prospects and condition (financial or otherwise) of HET and its Subsidiaries as was requested by such Sponsor in order for such Sponsor to have made a voluntary and informed investment decision to acquire the Additional Sponsor Bonds (and, by virtue of such Sponsor’s agreement to effect the exchange of the same as described herein, the New Voting Stock).

4.6 No Additional Representations. Except as expressly set forth herein, neither HET nor BondCo makes any representation or warranty, or extends any warranties of any kind, express or implied. Without limiting the foregoing, neither HET nor BondCo makes any representation or warranty with respect to any projections, forecasts or forward looking information provided to Sponsors, if any.

ARTICLE 5

COVENANTS

5.1 Gaming Regulatory Matters. Promptly following the date hereof, but not later than sixty (60) days following the date hereof, HET shall prepare or cause to be prepared, and shall submit or cause to be submitted, all required initial applications and documents (collectively, the “Required Regulatory Filings”) in connection with obtaining, and shall otherwise use its reasonable best efforts to obtain, including by pursuing any ordinary-course or customary and typical rights of appeal (provided that, notwithstanding the foregoing, in no event shall HET or any HET Party (as defined below) in its reasonable judgment be required to take any action, or to refrain from taking any action, that would be reasonably likely to interfere with or be adverse or damaging to HET’s ongoing relationship with any Regulatory Authority), the Regulatory Approvals. Each of HET and Sponsors shall comply with the terms and conditions of all such Regulatory Approvals and shall promptly and in good faith respond to, and cause their respective officers, managers, directors and Affiliates to promptly and in good faith respond to, all requests for information by any Regulatory Authority in connection with such applications and otherwise to cooperate in good faith with each other and such Regulatory Authorities.

5.2 Exchange.

(a) Intentionally Omitted.

(b) Consummation of Exchange. As promptly as practicable following the date on which the conditions set forth in Section 5.2(c) below are satisfied, (i) each Sponsor shall cause to be validly and irrevocably tendered for exchange in the Exchange such Sponsor’s respective Sponsor Bonds (including, for the avoidance of doubt, the Existing Sponsor Bonds and the Additional Sponsor Bonds) and (ii) BondCo shall, and HET shall cause BondCo to, consummate the Exchange by exchanging Subject Bonds for New Voting Stock as set forth herein.

(c) Conditions to Exchange.

(i) Conditions to the Obligations of Each Party. The respective obligations of Sponsors, HET and BondCo to consummate the Exchange are subject to the satisfaction or waiver, at or before the consummation of the Exchange, of each of the following conditions:

(A) No Injunctions, Illegality or Litigation. No Law or temporary restraining order, preliminary or permanent injunction or other judgment, writ, decree or judicial or administrative orders issued by any Governmental Entity shall have been adopted, promulgated, issued or threatened that would, and there shall not be pending any proceeding that would (if adversely determined), prohibit, prevent or render unlawful the consummation of the Exchange; and

(B) Regulatory Approvals; Reclassification; Registration. The Regulatory Approvals (other than the Registration) shall have been obtained and not revoked; and the Reclassification shall have been effected.

(ii) Conditions to the Obligation of Sponsors. The obligation of Sponsors to consummate the Exchange is further subject to the satisfaction or waiver, at or before the closing of the Exchange, of the following conditions:

(A) subject to Section 5.2(c)(ii)(K), the representations and warranties of HET and BondCo set forth in this Agreement shall be true and correct on and as of the date hereof and on and as of the date of the consummation of the Exchange (except to the extent any such representation and warranty speaks as of a specific date, in which event such representation and warranty shall be true and correct as of such specific date), except for such failures to be true and correct (without regard to qualification or exceptions contained therein as to materiality) that would not, individually or in the aggregate, be “material” to the investment decision of a reasonable investor making an investment decision in respect of the Transactions, and Sponsors shall have received a certificate of an executive officer of HET to such effect. For purposes of the foregoing, “material” means, with respect to the failure of any representations and warranties of HET and BondCo to be true and correct, that there is a substantial likelihood that a reasonable investor would attach importance to such failure in determining whether to exchange Subject Bonds for New Voting Stock. For the avoidance of doubt, the failure of any of the representations and warranties of HET and BondCo to be true and correct need not result in a Material Adverse Effect in order to be deemed “material” for purposes of this Section 5.2(c)(ii)(A);

(B) each and all of the covenants and agreements of HET and BondCo to be performed or complied with prior to the date of the consummation of the Exchange shall have been performed and complied with in all material respects, and Sponsors shall have received a certificate of an executive officer of HET to such effect;

(C) no Material Adverse Effect shall have occurred;

(D) no gaming license necessary for the operation of any Relevant Casino shall have been revoked or suspended;

(E) no voluntary or involuntary bankruptcy proceedings shall have been initiated, and there is no intent to initiate voluntary bankruptcy proceedings, and none of HET nor any of its Subsidiaries shall have any actual knowledge or reason to believe that any of its or their creditors intend to initiate involuntary bankruptcy proceedings, in each case with respect to HET or any of its material Subsidiaries;

(F) no default or event of default under any Credit Document or Material Indebtedness shall have occurred, except for any defaults or events of default that have been properly cured in accordance with the terms of the applicable Credit Document or Material Indebtedness, as the case may be;

(G) (i) the Investor Exchange shall have been consummated or shall be consummated substantially simultaneously with the Exchange and (ii) as to either Sponsor, the Exchange by the other Sponsor shall have been consummated or shall be consummated simultaneously with the Exchange by the referent Sponsor;

(H) except as contemplated in connection with the Transactions, no change in HET’s capital structure shall have occurred that would have a Material Adverse Effect;

(I) no merger, consolidation, change of control or other reorganization of HET or any of its material Subsidiaries shall have occurred that would have a Material Adverse Effect;

(J) the terms of the Exchange that are applicable to Sponsors shall be at least as favorable to Sponsors as the terms of any Alternative Exchange that are applicable to any other Person, taken as a whole; and

(K) notwithstanding Section 5.2(c)(ii)(A), the representations and warranties of HET and BondCo set forth in Sections 3.9(e) and 3.12 shall be true and correct on and as of the date hereof and on and as of the date of the consummation of the Exchange.

(d) Other Exchanges. From the date hereof until the termination of this Agreement, if HET offers to any Person to exchange any Subject Bonds for New Voting Stock or other capital stock of HET (an “Alternative Exchange”) on terms that are more favorable, taken as a whole, to such Person than the terms of the Exchange are to Sponsors, then HET will promptly disclose such terms of such Alternative Exchange to Sponsors and Sponsors will then have the right to receive the rights, benefits and obligations of all of such terms of such Alternative Exchange with respect to the Exchange (to the extent not then consummated).

5.3 Public Disclosure. From the date of this Agreement until the Closing or termination hereof, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to the Transactions (including any Current Report on Form 8-K pursuant to the Exchange Act reporting the execution of this Agreement and/or consummation of the Exchange), and no party shall issue or otherwise make any public announcement pertaining to the Transactions without the prior consent of HET (in the case of Sponsors) or Sponsors (in the case of HET or BondCo), except as required, on the advice of legal counsel, by Law, Regulatory Authorities (including filings in connection with obtaining the Regulatory Approvals) or the requirements of a securities exchange (a “Compelled Disclosure”). Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party, after consultation with its legal counsel, determines that it is required to make any Compelled Disclosure, it shall, to the extent permitted by Law, at a reasonable time before making any such Compelled Disclosure, consult with the other parties regarding such Compelled Disclosure and give the other parties reasonable time to comment on such Compelled Disclosure in advance of such issuance and shall only include in any such Compelled Disclosure such information that is legally required to be disclosed upon the advice of legal counsel (and may not refer to the other party absent the other party’s prior opportunity to review and comment on the portions of such Compelled Disclosure referring to such party). This provision will not apply to communications by any party to its legal counsel, accountants and other professional advisors.

5.4 Transfer Restrictions.

(a) From the date hereof until the termination of this Agreement, neither Sponsor shall, directly or indirectly, cause or permit to be effected any Transfer of Subject Bonds directly or indirectly owned by such Sponsor, except (a) in connection with the Exchange and (b) to any Affiliate thereof. The foregoing restriction is expressly agreed to preclude engaging in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of Subject Bonds even if such Subject Bonds would be disposed of by someone other than Sponsors. Such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of such Sponsor’s Subject Bonds or with respect to any security that includes, relates to, or derives any significant part of its value from such Subject Bonds.

(b) Notwithstanding the foregoing, the provisions of this Section 5.4 shall terminate and be of no further force and effect, upon (w) the initiation of, or written intent to initiate, voluntary or involuntary bankruptcy with respect to HET or any of its material Subsidiaries, (x) the occurrence of a default, event of default or material breach under any Credit Document or any Material Indebtedness, (y) any material breach of this Agreement by HET or BondCo that remains uncured (if curable) for more than thirty (30) days after HET’s receipt of written notice specifying such alleged breach (a termination upon expiration of such thirty (30) day period in this clause (y) being referred to as a “Breach Termination”) or (z) the expiration of the five (5) day period following HET’s receipt of written notice from either Sponsor to such effect, which notice is delivered subsequent to HET’s provision to Sponsors of a copy of a written communication from an applicable Regulatory Authority that contains an express denial of any Regulatory Approval (a “Denial Letter”), which denial purports to be, and is (including at the expiration of such five (5) day notice period), final, non-appealable and not susceptible to cure or redress through a change in the transactions as contemplated herein, which change would not be material to a reasonable private equity investor; provided, that, for purposes of the foregoing clause (z), HET shall provide Sponsors with a copy of any Denial Letter promptly following receipt of the same. Nothing in this Section 5.4 shall constitute or permit any alteration in the parties’ respective obligations under this Agreement.

(c) If the provision of the Investor Agreement equivalent to this Section 5.4, or any amendment to such provision, is more favorable to Investor in any respect than the provisions of this Section 5.4 with respect to Sponsors, then HET will promptly disclose such more favorable provision to Sponsors and Sponsors will then have the right to receive the rights and benefits of such more favorable provision.

5.5 SEC Filings. HET shall timely file, or cause to be timely filed, all SEC Filings.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions to the Obligations of Each Party. The respective obligations of Sponsors, HET and BondCo to consummate the Closing are subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:

(a) No Injunctions, Illegality or Litigation. No Law or temporary restraining order, preliminary or permanent injunction or other judgment, writ, decree or judicial or administrative orders issued by any Governmental Entity shall have been adopted, promulgated, issued or threatened that would, and there shall not be pending any proceeding that would (if adversely determined), prohibit, prevent or render unlawful the consummation of the Closing.

6.2 Conditions to the Obligations of Sponsors. The obligation of each Sponsor to consummate the Closing is further subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of HET and BondCo set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and those that are not so qualified shall be true and correct in all material respects, on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks as of a specific date, in which event such representation and warranty shall be true and correct as of such specific date), and each Sponsor shall have received a certificate of an executive officer of HET to such effect.

(b) Performance of Obligations. Each and all of the covenants and agreements of HET and BondCo to be performed or complied with prior to the date hereof pursuant to this Agreement shall have been performed and complied with in all material respects, and each Sponsor shall have received a certificate of an executive officer of HET to such effect.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred.

(d) Revocation or Suspension. No gaming license necessary for the operation of any Relevant Casino shall have been revoked or suspended.

(e) Bond Purchases.

(i) The Additional Investor Bond Purchase pursuant to the Investor Agreement shall have been consummated or shall be consummated substantially simultaneously with the Closing; and

(ii) as to either Sponsor, the purchase by the other Sponsor of such Sponsor’s respective Additional Sponsor Bonds pursuant to this Agreement shall have been consummated or shall be consummated substantially simultaneously with the Closing.

(f) Closing Deliveries. At the Closing, HET and BondCo shall deliver, or shall cause to be delivered to each Sponsor:

(i) Evidence of the transfer to such Sponsor, in book-entry form, of legal and beneficial title to such Sponsor’s respective Additional Sponsor Bonds, registered in such names and in such denominations as set forth in instructions of such Sponsor delivered to HET three (3) days prior to Closing; and

(ii) such other documents as such Sponsor may reasonably request in accordance herewith to consummate the Closing.

(g) No Bankruptcy. No voluntary or involuntary bankruptcy proceedings shall have been initiated, and there is no intent to initiate voluntary bankruptcy proceedings, and none of HET nor any of its Subsidiaries shall have any actual knowledge or reason to believe that any of its or their creditors intend to initiate involuntary bankruptcy proceedings, in each case with respect to HET or any of its material Subsidiaries.

(h) Defaults. No default or event of default under any Credit Document or Material Indebtedness shall have occurred, except for any defaults or events of default that have been properly cured in accordance with the terms of the applicable Credit Document or Material Indebtedness, as the case may be.

6.3 Conditions to the Obligations of HET and BondCo. The respective obligations of HET and BondCo to consummate the Closing are further subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Sponsors set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and those that are not so qualified shall be true and correct in all material respects, on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks as of a specific date, in which event such representation and warranty shall be true and correct as of such specific date).

(b) Performance of Obligations. Each and all of the covenants and agreements of Sponsors to be performed or complied with prior to the date hereof pursuant to this Agreement shall have been performed and complied with in all material respects.

(c) Consideration. Sponsors shall have paid the purchase price as provided in Section 2.2.

ARTICLE 7

TERMINATION

7.1 Termination. This Agreement (a) may be terminated by mutual consent in writing of each of HET, BondCo and Sponsors, or (b) shall terminate on the earlier to occur of (x) the Regulatory Termination Date or (y) a Breach Termination, but in any event not later than eleven (11) months after the date hereof.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall become void and have no effect, without any liability or obligation on the part of any party hereto or their respective Affiliates, officers, directors or stockholders, other than this Section 7.2, Article 8 and Article 9, which shall survive such termination. Notwithstanding the foregoing, upon a Breach Termination, the covenants and agreements contained herein that relate to the New Voting Stock shall survive in accordance with their terms with respect to those shares of New Voting Stock, if any, then held by Sponsors.

ARTICLE 8

SURVIVAL

All representations and warranties of HET and BondCo under this Agreement shall not survive the Closing. The covenants and agreements of HET and BondCo under this Agreement that are intended to be performed following the Closing shall survive the Closing in accordance with their terms.

ARTICLE 9

GENERAL

9.1 Entire Agreement. This Agreement contains all of the agreements, covenants, terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings, representations, warranties and communications of any kind between the parties and their representatives, whether oral or written, respecting such subject matter.

9.2 Amendment and Waivers. This Agreement may be modified, supplemented or amended only by a written instrument executed by HET, BondCo and Sponsors. Waiver by a party of any breach of or failure to comply with any provision of this Agreement by another party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. No waiver of any such breach or failure of any term of this Agreement shall be effective unless in a written notice signed by the waiving party and delivered to the affected party in accordance with Section 9.8.

9.3 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto.

9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware. Each party also hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the Transactions (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to its principal mailing address shall be effective service of process for any action, suit or proceeding brought against it in any such court). Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.5 Counterparts; Effectiveness. This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.6 Severability. If a court of competent jurisdiction rules that any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, the parties agree that this Agreement shall be considered severable and divisible, and a reviewing court shall have the authority to amend or “blue pencil” this Agreement so as to make it fully valid and enforceable.

9.7 Expenses. All fees and expenses incurred in connection with the Transactions shall be the responsibility of the respective party incurring such fees and expenses.

9.8 Notices. All notices and other communications provided for or permitted hereunder shall be in writing and shall be made by (a) United States registered or certified mail (return receipt requested), postage prepaid, in an envelope properly sealed, (b) a facsimile transmission where written acknowledgment of receipt of such transmission is received and a copy of the transmission is mailed with postage prepaid or (c) a nationally recognized overnight delivery service, in each case as follows:

(a)	if to HET or BondCo:

Harrah’s Entertainment, Inc.
Harrah’s BC, Inc.
One Caesars Palace Drive
Las Vegas, Nevada 89109
Facsimile: (702) 407-6418
Attention: General Counsel

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
	Facsimile:	(212) 326-2061
	Attention:	John Scott, Esq.

(b)	if to Apollo:

Apollo Management VI, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019
	Facsimile:	(914) 694-8067
	Attention:	David Sambur

(c)	if to TPG:

TPG Capital, L.P.
301 Commerce Street, Suite 3300
Fort Worth, TX 76102
	Facsimile:	(817) 871-4010
	Attention:	Ron Cami

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
	Facsimile:	(212) 225-3999
	Attention:	Paul J. Shim, Esq.

9.9 Remedies; Limitations.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of HET and BondCo, on the one hand, and Sponsors, on the other hand, will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. The parties agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

(b) The sole and exclusive remedy for breaches of representations and warranties set forth herein shall be the respective right to refuse to consummate one or more Transactions, as applicable, in accordance with and subject to the conditions precedent set forth herein.

(c) Notwithstanding anything to the contrary herein, in any action, suit, claim or other proceeding hereunder or otherwise in connection with the Transactions, whether pursuant to claims under contract, tort, indemnification or any other theory, no party shall seek or be entitled to, and each party hereby knowingly and expressly disclaims the right to assert or receive, damages other than direct damages. In furtherance of the foregoing, the parties expressly disclaim, and shall not be entitled to recover, any indirect, incidental, special, exemplary, punitive or consequential damages or any damages measured by or based on diminution of value, lost profits, a multiple of earnings and/or future value of the New Voting Stock or equity interests of HET in the event Subject Bonds are not exchanged for New Voting Stock or equity interests of HET as set forth herein.

* * * * *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

HARRAH’S ENTERTAINMENT, INC.

By:	/s/ Jonathan Halkyard
Name:
Title:

HARRAH’S BC, INC.

By:	/s/ Jonathan Halkyard
Name:
Title:

APOLLO MANAGEMENT VI, L.P.

By:	AIF VI Management, LLC, its general partner

By:	/s/ Laurie Medley
Name:	Laurie Medley
Title:	Vice President

TPG CAPITAL, L.P.

By:	Tarrant Capital, LLC, its general partner

By:	/s/ Clive Bode
Name:	Clive Bode
Title:	Vice President

SCHEDULE I

SUBJECT BONDS OWNED BY BONDCO

Maturity	Percentage of Total	Principal amount owned ($000s)	Coupon
2015	39.8%	339,922	5.625%
2016	25.0%	213,118	6.5%
2017	35.2%	300,902	5.75%

TOTAL	100.0%	853,942

EXISTING SPONSOR BONDS

Maturity	Principal amount owned ($000s)	Coupon
2015	29,486	5.625%
2016	5,701	6.5%
2017	17,330	5.75%
TOTAL PER SPONSOR (approximate):	52,517
TOTAL FOR SPONSORS:	$105,033,000

ADDITIONAL SPONSOR BONDS; BOND PURCHASE PRICE

Each Sponsor shall purchase 50% of the total principal amount by maturity set forth under the heading “Additional Sponsor Bonds ($000s)”, and shall pay the total set forth opposite “Total per Sponsor” under the heading “Total Purchase Price ($)” below.

Maturity	Percentage of Total	Additional Sponsor Bonds ($000s)	Bond Purchase Price	Cash Purchase Price ($)	Accrued Interest ($)[1]	Total Purchase Price ($)
2015	39.8%	120,625	$66.0	79,612,500	433,496
2016	25.0%	75,627	$66.0	49,913,820	314,062
2017	35.2%	106,778	$66.0	70,473,480	1,415,550

TOTAL	100.0%	303,030	$66.0 (weighted average)	199,999,800	2,163,108	202,162,908

				Total per Sponsor: $101,081,454

APPLICABLE EXCHANGE RATIO

$1.00 principal amount of Subject Bonds is exchangeable for 0.01 share of New Voting Stock (giving pro forma effect to the Reclassification) plus an amount of New Voting Stock in respect of any accrued but unpaid interest on such Subject Bond up to, but not including, the settlement date at the same rate as the Applicable Exchange Ratio; provided, however, if, between the date of this Agreement and the date on which the Exchange is effected, the outstanding shares of HET’s existing non-voting common stock shall have been changed into or exchanged for a different number or kind of shares or securities as a result of any Recapitalization, a reasonable, appropriate and proportionate adjustment (based on weighted average) shall be made to the Applicable Exchange Ratio by the board of directors of HET in good faith. For the avoidance of doubt, the Applicable Exchange Ratio is based on the par value of the Subject Bonds plus any accrued and unpaid interest on the Subject Bonds included in the Bond Purchase Price.

[1]	Accrued interest shown assumes settlement date of 6/24/10. To be adjusted accordingly if settlement occurs on a different date.

2

ADDITIONAL INVESTOR BONDS

Maturity	Percentage of Total	Additional Investor Bonds ($000s)	Bond Purchase Price	Cash Purchase Price ($)	Accrued Interest ($)[2]	Total Purchase Price ($)
2015	39.8%	211,905	$66.0	139,857,300	761,534
2016	25.0%	132,856	$66.0	87,684,960	551,721
2017	35.2%	187,580	$66.0	123,802,800	2,486,738

TOTAL	100.0%	532,341	$66.0 (weighted average)	351,345,060	3,799,993	355,145,053

[2]	Accrued interest shown assumes settlement date of 6/24/10. To be adjusted accordingly if settlement occurs on a different date.

3